NOTICE OF ANNOUNCEMENT

SIGNET GROUP PLC CHRISTMAS TRADING STATEMENT

2 January 2003

Signet Group plc (LSE: SIG and Nasdaq NMS: SIGY), the world’s largest speciality retail jeweller, will announce its Christmas trading statement covering the sales period from 30 October to 24 December 2002 and the 48 weeks to 4 January 2003 at 12.00 p.m. (GMT) on Thursday 9 January 2003.

For all interested parties there will be a conference call at 2.00 p.m. (GMT) (9.00 a.m. EST and 6.00 a.m. Pacific time), chaired by Terry Burman, Group and US Chief Executive.  The conference call will also be available live by an audio webcast on the Signet Group website at www.signetgroupplc.com.  The call details are:

UK dial-in:	+44 (0) 20 7984 7576	Pass code:	499549
US dial-in:	+1 719 457 2679	Pass code:	499549

UK 48hr. replay:	+44 (0) 20 7984 7578	Pass code:	499549
US 48hr. replay:	+1 719 457 0820	Pass code:	499549

For further information:

Tim Jackson, Investor Relations Director:	+44 (0) 20 7399 9520
Mike Smith/Tim Grey, Brunswick:	+44 (0) 20 7404 5959
André Brands, The Global Consulting Group:	+1 212 807 5010

Signet operated 1,660 speciality retail jewellery stores at 2 November 2002; these included 1,049 stores in the US, where the Group trades as “Kay Jewelers”, “Jared The Galleria Of Jewelry” and under a number of regional names.  At that date Signet operated 611 stores in the UK, where the Group trades as “H.Samuel”, “Ernest Jones” and “Leslie Davis”.  Further information on Signet is available at www.signetgroupplc.com.